Exhibit 99.2

Orient Paper Announces Transition of Chief Financial Officer and Independent Director

BAODING, China, Nov. 3, 2014 /PRNewswire/ -- Orient Paper, Inc. (NYSE MKT: ONP) ("Orient Paper" or the "Company"), a leading manufacturer and distributor of diversified paper products in North China, today announced that Mr. Winston Yen, has resigned from his position as the Company's Chief Financial Officer for personal reasons, effective November 1, 2014. Mr. Yen will continue serving the Company as a consultant to assist in the transition to a new Chief Financial Officer. The Board of Directors has appointed Ms. Jing Hao, the Chief Financial Officer of the Company's operating entity, Hebei Baoding Orient Paper Milling Company Limited, as the Company's Chief Financial Officer.

Ms. Jing Hao previously served Orient Paper, Inc. as its Chief Financial Officer from November 2007 to April 2009. Ms. Hao has also served as Chief Financial Officer of the Company's operating entity Hebei Baoding Orient Paper Milling Company Limited since 2006, and as Manager of Finance from 2005 to 2006.

Orient Paper also announced that Mr. Drew Bernstein, one of the Company's independent directors and the chair of its Audit Committee, has resigned from his positions with the Company for personal reasons, effective November 1, 2014. The Board of Directors has appointed Mr. Marco Ku as Mr. Bernstein's replacement as an independent director and Audit Committee Chairman.

Mr. Marco Ku is the founder of Sensible Investment Company Limited, an investment consulting firm based in Hong Kong. Mr. Ku was previously Chief Financial Officer of China Marine Food Group Limited (CMFO) from July 2007 to October 2013. Prior to his tenure at CMFO, Mr. Ku was with KPMG from 1996 to 2000, where his last held position was Assistant Manager. From August 2000 to February 2003, he served as Manager of Corporate Services for Logistics Information Network Enterprise (HK) Limited, a subsidiary of Hutchison Port Holdings Ltd., where he later served as Manager of Management Accounting from March 2003 to September 2004. From October 2004 to September 2005, he worked as the Financial Controller for Hongkong.com Company Limited (a Hong Kong listed company within the China.com Group). From October 2005 to April 2007, he co-founded KISS Catering Group, a food and beverage business in Beijing. Mr. Ku received a bachelor's degree in Finance from the Hong Kong University of Science and Technology in 1996, and is currently a Fellow Member of the Hong Kong Institute of Certified Public Accountants.

Mr. Zhenyong Liu, Chairman and Chief Executive Officer of Orient Paper commented, "I want to thank both Winston and Drew for their significant contributions during their tenure at Orient Paper. I also look forward to continue working with Winston as he helps us in our transition to a new CFO. We wish them both the best in their future endeavors. Meanwhile, we are pleased to welcome Jing Hao back as CFO. We also welcome Mr. Marco Ku to the Board of Directors and Audit Committee."

About Orient Paper, Inc.

Orient Paper, Inc. is a leading paper manufacturer in North China. Using recycled paper as its primary raw material, Orient Paper produces and distributes three categories of paper products: packaging paper (corrugating medium paper-based), offset printing paper, and other paper products, including digital photo paper and household/tissue paper that the company is currently expanding into.

With production operations based in Baoding in North China's Hebei Province, Orient Paper is located strategically close to the Beijing and Tianjin region, home to a growing base of industrial and manufacturing activities and one of the largest markets for paper products consumption in the country.

Orient Paper's production facilities are controlled and operated by its wholly owned subsidiary Shengde Holdings Inc, which in turn controls and operates Baoding Shengde Paper Co., Ltd., and Hebei Baoding Orient Paper Milling Co., Ltd for manufacturing digital photo, printing and packaging paper.

Founded in 1996, Orient Paper has been listed on the NYSE MKT Board with the ticker symbol "ONP" since December 2009. (Please visit http://www.orientpaperinc.com)

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